EXHIBIT 99.1

YP.NET ANNOUNCES WEBCAST OF INSTITUTIONAL INVESTOR/ANALYST MEETING Tuesday April 20, 4:59 pm ET

MESA, Ariz.--(BUSINESS WIRE)--April 20, 2004--YP.Net Inc. (OTCBB: YPNT - News),
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a leading provider of online yellow page services, will webcast its previously announced meeting with analysts and institutional investors on Friday, April 23 between 8 and 11 a.m.


At the meeting, senior management from each of the company's key functional areas will discuss the company's business model and provide financial, operating, marketing and technical reviews.


Interested parties may listen to audio by dialing 800-818-5264 and enter Passcode 362481, and may view the presentation simultaneously by logging on to the following Web site: www.placeware.com/cc/vcc/ and entering Member ID:
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w362481, and Member Key: 042370.


About YP.Net Inc.


YP.Net Inc., a leading provider of Internet-based yellow pages services offer an Internet Advertising Package (IAP) that includes a Mini-WebPage(TM) and
Preferred Listing through its yellow pages Web site at www.yp.com. The company's
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Web site contains listings for approximately 18 million businesses in the United
States and 150 million individuals in the United States and Canada. As of Dec. 31, 2003, YP.Net has 283,064 IAP advertisers.


YP.Net also provides an array of other Internet services that complement its yellow pages Web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (Web site design and hosting services.)


YP.Net is a longstanding member, exhibitor and sponsor of the two major yellow pages trade associations -- Yellow Page Integrated Media Association (YPIMA), the major trade association of yellow pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent yellow pages publishers. YP.Net Inc. is based in Mesa, Ariz. For more information, visit the Web site at www.yp.com.



_____________________
Contact:
     YP.Net Inc.
     Roger Bedier, 480-325-4339 (Investor Relations)
     Fax: 480-654-9727


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